Exhibit 99.1

Columbia Bancorp Reports 13% Increase in Quarterly Dividend

COLUMBIA, Md., Dec. 22 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBMD), parent company of The Columbia Bank, announced this day an increase in the quarterly dividend.

Recognizing the strength of the Company’s financial performance through the nine months ended September 30, 2004, the Board of Directors authorized an increase in the Company’s quarterly Common Stock cash dividend from $.15 per share to $.17 per share, an increase of 13%. The dividend will be paid on January 20, 2005 to stockholders of record at the close of business on January 7, 2005. The Company has paid quarterly dividends continuously since April 1994 and increased the dividend annually.

Columbia Bancorp, headquartered in Columbia, Maryland, is a bank holding company and parent company of The Columbia Bank, a commercial bank. The Columbia Bank currently operates twenty-four banking offices in the Baltimore/Washington Corridor and provides a full range of financial services to consumers and businesses. Columbia Bancorp’s Common Stock is traded on the National Market tier of The Nasdaq Stock Market(SM) under the symbol “CBMD.”

SOURCE  Columbia Bancorp
            -0-                                        12/22/2004
            /CONTACT:     John A. Scaldara, Jr., President and COO, Columbia Bancorp,
+1-410-423-8012/
            /Company News On-Call:  http://www.prnewswire.com/comp/127921.html/
           /Web site:  http://www.columbank.com /